Exhibit 4.19
TWELFTH SUPPLEMENTAL INDENTURE
The Twelfth Supplemental Indenture (this “Twelfth Supplemental Indenture”), dated as of October 29, 2015, among Express Scripts, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), L&C Investment, LLC (the “Additional Guarantor”), and MUFG Union Bank, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, certain Guarantors and the Trustee are parties to the indenture, dated as of June 9, 2009 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture thereto, dated as of June 9, 2009 (the “Third Supplemental Indenture”), relating to the Company’s 7.250% Notes due 2019 (the “2019 Notes”), the Fourth Supplemental Indenture thereto, dated as of December 1, 2009 (the “Fourth Supplemental Indenture”), to add subsidiary guarantees, the Fifth Supplemental Indenture thereto, dated as of April 26, 2011 (the “Fifth Supplemental Indenture”), to add subsidiary guarantees, the Sixth Supplemental Indenture thereto, dated as of May 2, 2011 (the “Sixth Supplemental Indenture”), relating to the Company’s 3.125% Notes due 2016 (the “2016 Notes” and together with the 2019 Notes, the “Notes”), the Seventh Supplemental Indenture thereto, dated as of November 21, 2011 (the “Seventh Supplemental Indenture”), to add subsidiary guarantees, the Eighth Supplemental Indenture thereto, dated as of April 2, 2012 (the “Eighth Supplemental Indenture”), to add guarantees, the Ninth Supplemental Indenture thereto, dated as of May 29, 2012, to add guarantees (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture thereto, dated as of October 21, 2013 (the “Tenth Supplemental Indenture”) to add guarantees and the Eleventh Supplemental Indenture thereto, dated as of February 2, 2015 (together with the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture, the “Supplemental Indentures” and the Base Indenture as so supplemented, the “Indenture”), to add guarantees;
WHEREAS, the Additional Guarantor desires to provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Notes, the Securities (as defined in the Indenture) and the Indenture on the terms and conditions set forth herein;
WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture and each Supplemental Indenture relating to this Twelfth Supplemental Indenture;
WHEREAS, Section 7.1 of the Third Supplemental Indenture provides that without seeking the consent of any Holders, the Company, together with the Trustee, at any time and from time to time, may modify and amend the Third Supplemental Indenture to add one or more guarantors and to make any amendment that does not adversely affect the interests of the Holders of any 2019 Notes in any material respect;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereby agree as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Guarantee, Etc. The Additional Guarantor hereby agrees that from and after the date hereof it shall be a Guarantor under the Indenture and be bound by the terms thereof applicable to Guarantors and shall be entitled to all of the rights and subject to all of the obligations of a Guarantor thereunder.
3.Ratification of Indenture; Supplemental Indenture Part of Indenture. The Indenture is in all respects ratified and confirmed, and all terms, conditions and provisions thereof shall remain in full force and effect, except to the extent that such terms, conditions or provisions may have been amended hereby. This Twelfth

Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
4.Representations and Warranties. The Additional Guarantor hereby represents that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has full power, authority and legal rights to execute and deliver this Twelfth Supplemental Indenture and to perform its obligations hereunder and under the Indenture, (c) the execution, delivery and performance by it of this Twelfth Supplemental Indenture has been duly authorized by all necessary corporate action, and no other proceedings or actions on the part of the Additional Guarantor are necessary therefor and (d) this Twelfth Supplemental Indenture has been duly and validly executed and delivered by the Additional Guarantor and constitutes a legal, valid and binding obligation of the Additional Guarantor, enforceable against the Additional Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles).
5.No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member or stockholder of the Additional Guarantor, as such, will have any liability for any obligations of the Company or any other Guarantor under the Securities, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities, by accepting a Security, waives and releases the Company, each Guarantor and the Additional Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Guarantee by the Additional Guarantor.
6.GOVERNING LAW. THIS TWELFTH SUPPLEMENTAL INDENTURE AND THE GUARANTEES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
7.Counterparts. This Twelfth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
8.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twelfth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Twelfth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EXPRESS SCRIPTS, INC.
By: /s/ David Queller
    Name: David Queller
Title: President

[Signature Page to Express Scripts, Inc. Twelfth Supplemental Indenture]

ADDITIONAL GUARANTOR

L&C INVESTMENT, LLC
By: Express Scripts, Inc., as sole member.

By:	/s/ David Queller
Name: David Queller
Title: President

[Signature Page to Express Scripts, Inc. Twelfth Supplemental Indenture]

MUFG UNION BANK, N.A., AS TRUSTEE

By:	/s/ Marion Zinowski
Name: Marion Zinowski
Title: Vice President

[Signature Page to Express Scripts, Inc. Twelfth Supplemental Indenture]